UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K/A
(Amendment No. 1)

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 25, 2013

National Holdings Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12629	36-4128138
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

120 Broadway, 27th Floor, New York, NY	10271
(Address of Principal Executive Offices)	(Zip Code)

(212) 417-8000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANTORY NOTE

On January 31, 2013, National Holdings Corporation, a Delaware corporation (the "Company"), filed a Current Report on Form 8-K (the "Original Report"). The Original Report is hereby amended and restated in its entirety.

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In conjunction with the closing of the private placement on January 25, 2013, as described in Item 8.01 below of this Current Report on Form 8-K, the Board of Directors of the Company has authorized the restructuring of certain management positions, all of which became effective as of the closing of the private placement.  Mark D. Klein, the Company's Executive Co-Chairman, has also been appointed Chief Executive Officer, succeeding Mark Goldwasser who was appointed to another office at the Company.  Mr. Goldwasser was appointed President and Vice Chairman of the Corporation and will remain Chief Executive Officer of the Corporation’s wholly-owned subsidiary, National Securities Corporation ("NSC"). Leonard Sokolow will remain the Company's Vice Chairman.  Robert B. Fagenson will continue to serve as the Company's Executive Co-Chairman.

In connection with the restructuring of certain management positions, the Company anticipates entering into an employment agreement with each of Messrs. Klein and Fagenson to memorialize certain employment terms which have been agreed to between the parties including, (i) that the term of employment for Messrs. Klein and Fagenson will terminate at the completion of the Company's 2015 fiscal year, and (ii) Messrs. Klein and Fagenson will each be entitled to a base salary of $1 per annum, agreed to equity considerations and will each be eligible for an annual discretionary bonus to be determined by the Board of Directors of the Company.

The information required by Item 401(b) of Regulation S-K is disclosed in and incorporated herein by reference from the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on April 4, 2012 for Messrs. Klein and Fagenson and the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on February 17, 2012 for Mr. Goldwasser.

Transactions with Related Persons, Promoters and Certain Control Persons

Between March 2012 and July 2012, the Company issued and sold to National Securities Growth Partners LLC ("NSGP"), the primary principals of which include Messrs. Klein and Fagenson, convertible notes in the aggregate initial principal amount of $5,000,000 (the "Notes”).  The Notes were convertible into units of the Company consisting of (i) the Company’s Series E preferred stock, par value $0.01 per share, which was convertible into shares of Common Stock and (ii) a warrant exercisable for shares of Common Stock. In conjunction with the closing of the private placement, the Company entered into a Conversion and Exchange Agreement and a Warrant Exchange Agreement (the "Series E Conversion and Exchange Agreement") with NSGP pursuant to which, among other things, (i) NSGP converted all of the Notes (and all accrued and unpaid interest thereon) into shares of Series E Preferred Stock in accordance with the terms and conditions of the Notes (the "Note Conversion"); (ii) then, following the Note Conversion, NSGP converted all of its Series E Preferred Stock into 10,000,000 shares of Common Stock, and (iii) then, exchanged all of its warrants to purchase Common Stock for 6,697,140 shares of Common Stock.

On January 25, 2013, Messrs. Klein, Fagenson and Goldwasser purchased 1,000,000, 166,666 and 66,666 shares of Common Stock, respectively, in the private placement at a purchase price of $0.30 per share.

Mr. Fagenson is also a party to an Independent Contractor Agreement, dated February 27, 2012, with the NSC, whereby in exchange for establishing and maintaining a branch office of NSC in New York, New York (the “Branch”), Mr. Fagenson is to receive 50% of any net income accrued at the Branch and his daughter, Stephanie Fagenson, is to receive an annual salary of $72,000.

Item 8.01         Other Events.

On January 25, 2013, the Company issued a press release announcing (i) the closing of its private placement of Common Stock resulting in gross proceeds of approximately $8.8 million, (ii) the closing of the recapitalization of the Company and (iii) the restructuring of certain management positions.  As a result of the closing of private placement and the recapitalization, the Company has 88,416,988 shares of Common Stock issued and outstanding.  A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d)    Exhibits:

         99.1    Press release of the Company, dated January 25, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Holdings Corporation
(Registrant)

Date: January 31, 2013	By:	/s/ Mark Klein
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.     Description

99.1                  Press release of the Company, dated January 25, 2013.

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